U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number 0-50559



(Check One):

[ ] Form 10-K and Form 10-KSB [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

   For Period Ended:                  March 31, 2007
                    ----------------------------------------------------------

  [ ]  Transition Report on Form 10-K and Form 10-KSB
  [ ]  Transition Report on Form 20-F
  [ ]  Transition Report on Form 11-K
  [ ]  Transition Report on Form 10-Q and Form 10-QSB
  [ ]  Transition Report on Form N-SAR

                For the Transition Period Ended:   N/A

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                  PART I

                           REGISTRANT INFORMATION


Full Name of Registrant:             SCIENTIFIC ENERGY, INC.
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Former Name if Applicable:
                          -----------------------------------------------------

Address of Principal Executive Offices (Street and Number):

 27 Weldon Street
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City, State and Zip Code:    Jersey City, New Jersey 07306
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                                       PART II

                                RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check appropriate box)

 /X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 /X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 / /  (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.



                                   PART III

                                  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant is unable to file its quarterly report on Form 10-QSB for the quarter ended March 31, 2007 within the prescribed time period because the independent auditors of the Company needs additional time to complete its review of the Company's quarterly report.




                                    PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

  Stanley Chan          201                        985-8100
----------------  -----------------  -----------------------------------------
    (Name)          (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
     answer is no, identify report(s).   [X]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?    [  ] Yes   [X]   No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            SCIENTIFIC ENERGY, INC.
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                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    May 14, 2007           By:/s/   Stanley Chan
     ---------------------     ------------------------------------------------
                                    Stanley Chan, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.